Exhibit 4.1

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”) is made as of August 31, 2020, by and among:

1.Aeolus Robotics Corporation, a company duly organized and validly existing under the laws of the Cayman Islands (the “Company”);

2.GigaMedia Limited, a company duly organized and validly existing under the laws of Singapore (the “Purchaser”); and

3.each of the entities whose names are set forth on the Schedule of Subsidiaries attached hereto as Exhibit D (each, a “Subsidiary,” and collectively, the “Subsidiaries”).

The Company and the Subsidiaries are hereinafter referred to collectively as the “Company Parties” and individually as a “Company Party”. The Company Parties and the Purchaser shall be hereinafter individually referred to as a “Party,” and collectively, the “Parties”.

WITNESSETH

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase from the Company, the Note (as defined below) pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Parties desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.Purchase and Sale of Note.

(a)Sale and Issuance of Note.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser a convertible promissory note, which is in the form attached as Exhibit A hereto (the “Note”), in the principal amount of ten million U.S. dollars (US$10,000,000) (the “Principal Amount”).  The purchase price of the Note shall be equal to 100% of the Principal Amount of such Note (the “Purchase Price”).  The terms and conditions of the Note, including but not limited to, the interest, repayment, conversion and others, are stipulated in the Note.

2.Closing; Delivery.

(a)The purchase and sale of the Note shall take place as soon as practicable and in no event later than August 31, 2020 (or such other date agreed by the Parties in writing) at the place mutually agreed upon by the Company and the Purchaser (which time and place are designated as the “Closing”).

(b)At the Closing:

(1)The Company shall first present the original duly executed Note for the Purchaser’s physical viewing.

(2)The Purchaser shall then pay the Purchase Price of the Note by wire transfer to the following bank account designated by the Company:

Account number: 560180115302

Bank: Taipei Fubon Commercial Bank Co., LTD

Bank Address: 169 SEC.4 JEN-AI RD, TAIPEI, TAIWAN

SWIFT Code: TPBKTWTPXXX

Account name: AEOLUS ROBOTICS CORPORATION

(3)The Purchaser shall then deliver to the Company a copy of the bank wire remittance or exchange memo against delivery by the Company to the Purchaser the original duly executed Note.

(4)The Closing shall be deemed consummated upon the Company’s receipt of the Purchase Price at the bank account set forth above.

3.Representations and Warranties of the Company. The representations and warranties made jointly and severally by the Company Parties to the Purchaser are listed in Exhibit B hereto.

4.Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as follows:

(a)Organization.  The Purchaser is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation.

(b)Authorization.  The execution, delivery and performance of this Agreement and/or relevant transaction documents and the consummation of the transactions contemplated thereby by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement, and this Agreement has been duly authorized, executed and delivered by the Purchaser.  This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(c)Consent and Approvals. Except for those consents and approvals disclosed in writing to the Company before the Closing, which has been obtained or to be obtained, no consent, license, approval, order or authorization of, or registration, filing or declaration with, any governmental authority or the securities exchange on which the Purchaser is listed is required to be obtained or made, and no consent of any third party is required to be obtained, by the Purchaser in connection with the execution, delivery or performance of this Agreement, or the consummation of any transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in a violation of any organizational document of the Purchaser, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to another person’s right to terminate or cancel, any material agreement, indenture or instrument to which the Purchaser is a party or (iii) result in a violation of any applicable law, rule, regulation, order, judgment or decree.

(d)No Public Market.  The Purchaser is acquiring the Note and, in the event the Note is converted into equity securities of the Company (the “Conversion Shares”) pursuant to its terms, the Purchaser understands that no public market now exists for the Note and Conversion Shares.

(e)Purchase for Own Account.  The Note and the Conversion Shares (if issued) will be acquired for the Purchaser’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Note and/or any of the Conversion Shares.

(f)Accredited and Sophisticated Investor.  The Purchaser is an accredited investor as defined in applicable securities laws of the Unites States of America (“the U.S.”).  The Purchaser recognizes that the Company is in its early stages that is not yet, and may never be, profitable, and that an investment in the Company is speculative and involves a high degree of risk. The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the prospective investment in the Company. The Purchaser has experience in making investment decisions of this type.

(g)Restrictions. The Purchaser understands that the Note and the Conversion Shares (if issued) are being offered and sold in reliance on specific exemptions from the registration requirements of relevant laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Note and the Conversion Shares (if issued).

(h)No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement and the Note, any right, interest or claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker.

5.Conditions of the Purchaser’s Obligations to the Closing.  The obligation of the Purchaser to consummate the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser to the extent permitted by applicable laws:

(a)Due Diligence.  The result of due diligence investigation performed by the Purchaser on the Company is reasonably satisfactory to the Purchaser.

(b)Representations and Warranties; Performance of Obligations.  The representations and warranties of the Company Parties contained in Section 3 and as set out on Exhibit B shall be true and accurate on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing (except in the case of any representation and warranty which by its terms is made only as of a date specified therein, which shall be true and accurate only as of such date).  Each of the Company Parties shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(c)Authorization.  All required internal approvals and authorization of the Company, and all required waivers (if any), for the issuance of and subscription to the Note have been duly obtained and remain effective as of the Closing, including the written consent of the Majority of Series A Preferred Shareholders of the Company. The written consent of the Majority of Series A Preferred Shareholders shall also set forth the approval of excluding the Note from the New Securities (as defined in the Company’s Fourth Amended and Restated Memorandum and Articles of Association).

(d)Qualifications.  All authorizations, filings, consents, approvals or permits, if any, of any applicable jurisdiction that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement have been duly obtained on or prior to the Closing and remain effective as of the Closing.

(e)Corporate Documents.  The Company shall have delivered to the Purchaser: (i) the Company’s Memorandum and Articles of Association as in effect at the time of the Closing, (ii) the Company’s bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Company’s board of directors authorizing the transactions contemplated hereby, and (iv) Certificate of Good Standing of the Company issued by Registry of Companies of Cayman Islands, dated April 20, 2020.

6.Conditions of the Company’s Obligations to the Closing.  The obligations of the Company to consummate the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Company to the extent permitted by applicable laws:

(a)Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 4 shall be true and accurate on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing (except in the case of any representation and warranty which by its terms is made only as of a date specified therein, which shall be true and accurate only as of such date).

(b)Authorization.  All required internal approvals and authorization of the Purchaser for the issuance of and subscription to the Note are duly obtained.

(c)Qualifications.  All authorizations, filings, consents, approvals or permits, if any, of any applicable jurisdiction that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall be obtained and effective as of the Closing.

7.Certain Covenants. The Company Parties undertake and agree to honor and perform the following covenants so long as any indebtedness under this Note remains outstanding unless the Purchaser have otherwise agreed in writing:

(a)Information Rights.

(i)The Company Parties shall maintain consolidated financial statements which present fairly the financial condition of the Company Parties at the date or dates therein indicated and the results of operations for the period or periods therein specified, prepared in accordance with Enterprise Accounting Standards (企業會計準則) applied on a consistent basis and shall set aside on its books all such proper accruals and reserves as shall be required.

(ii)The Company shall deliver to the Purchaser:

(1)within one hundred and fifty (150) days after the end of each fiscal year, audited (by an independent internationally recognized accounting firm) annual consolidated financial statements of the Company Parties for such fiscal year; and

(2)within forty-five (45) days after the end of each calendar quarter, unaudited quarterly consolidated financial statements of the Company Parties for such quarter.

(b)Use of Proceeds.  The Company agrees to use the Purchase Price received from selling the Note hereunder exclusively as working capital for the business operations of the Company Parties.

(c)Compliance with Law.  Each of the Company Parties shall preserve and keep in full force and effect its existence as a corporation in good standing under the laws of the jurisdiction of its incorporation, except in the event of a merger, consolidation, sale of all or substantially all of the Company Party’s assets, or such other transactions, where the surviving or successor entity in such transaction is also a Company Party (“Group Reorganization”).

8.Miscellaneous.

(a)Fees and Expenses.  The Parties shall each bear its own fees and expenses, including, without limitations, the legal fees, due diligence cost and other expenses in connection with the transactions under this Agreement.

(b)Confidentiality. Each Party undertakes to the other Parties that it shall treat as strictly confidential the existence and content of this Agreement and all information received or obtained by it or its directors, officers, employees, agents or advisers relating to this Agreement, the negotiations leading up to this Agreement or the subject matter of this Agreement, and that it shall not at any time hereafter make use of or disclose or divulge to any person any such information and shall use their reasonable endeavors to prevent the publication or disclosure of any such information; provided, however, the foregoing restrictions shall not apply to any disclosure which, pursuant to relevant laws and rules, any governmental authority or securities exchange on which the Party’s securities are listed or traded requires a Party to make.

(c)Transferability.  Except as otherwise expressly provided in this Agreement or the Note, and except in the event of Group Reorganization, none of the Company Parties nor the Purchaser may transfer or assign any part of this Agreement or its rights or obligations hereunder to a third party without the prior written consent of the other Party, provided, that the Company shall give a written notice to the Purchaser prior to the consummation of any Group Reorganization.

(d)Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the respective successors, heirs, executors, administrators and permitted assigns of the Parties.

(e)Survival.  The representations, warranties, covenants and agreements made herein shall survive the term of the Note, provided that such survival period shall in no event be longer than three (3) years after the Closing.

(f)Governing Law; Dispute Resolutions.  This Agreement shall be governed by and construed in accordance with the laws of the Republic of China (“Taiwan”) without regard to principles of conflicts of law thereunder.  Any unresolved controversy or claim arising out of or relating to this Agreement or the Note shall be submitted to the exclusive jurisdiction of Taipei District Court, Taiwan for the first instance. The non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

(g)Counterparts.  This Agreement shall be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

(h)Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

if to the Company:

Address:	4th Floor, No 168, Ruiguang Road,
Neihu District, Taipei 114
Taiwan
Attention:	Elaine Chen

if to the Purchaser:

Address:	8th Floor, No. 22, Lane 407, Section 2, Tiding Boulevard
Neihu District, Taipei 114
Taiwan
Attention:	Jack Wang

(i)Amendments.  Any term of this Agreement may be amended only with the written agreement of the Parties.

(j)Reorganization and Joinder of New Taiwan Subsidiary.  The Company is currently contemplating a Group Reorganization to create a new subsidiary in Taiwan (“New Taiwan Sub”).  The Companies Parties agree to cause the New Taiwan Sub to, promptly after its incorporation, execute such joinder agreement and/or instrument as may be necessary, and in content and form reasonably satisfactory to both Company and Purchaser, in order for the New Taiwan Sub to join and become a party to this Agreement and thereafter be deemed a Subsidiary and a Company Party for all purposes herein.

(k)Joint and Several Liability.  Each of the Company Parties shall be jointly and severally liable with each other for the obligations, covenants and agreements created by or arising out of this Agreement or the Note including, without limitation, the Company’s obligations to repay the Note in accordance with the terms of the Note.

(l)Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.

[Signature Page Follows]

The Parties have executed this Convertible Note Purchase Agreement as of the date first written above.

Company:

Aeolus Robotics Corporation

By:	/s/ TSUN-YIE, HUANG
Name:	TSUN-YIE, HUANG
Title:	DIRECTOR

Subsidiaries:

Aeolus Robotics Corporation (Samoa)

Aeolus Robotics Asia Limited (HK)

Aeolus Robotics, Inc.

Aeolus Robotics Corporation Limited (including its Taiwan Branch, 香港商睿智通有限公司台灣分公司)

Aeolus Robotics Japan Limited

By:	/s/ TSUN-YIE, HUANG
Name:	TSUN-YIE, HUANG
Title:	DIRECTOR

[Signature Page to Convertible Note Purchase Agreement]

The Parties have executed this Convertible Note Purchase Agreement as of the date first written above.

PURCHASER:

GigaMedia Limited

By:	/s/ HUANG, CHENG-MING
Name:	HUANG, CHENG-MING
Title:	Chief Executive Officer

[Signature Page to Convertible Note Purchase Agreement]

Exhibit A

FORM OF CONVERTIBLE PROMISSORY Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THIS NOTE HAS NOT BEEN AND WILL NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY TO MEMBERS OF THE PUBLIC IN THE CAYMAN ISLANDS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION.

AEOLUS ROBOTICS CORPORATION

CONVERTIBLE PROMISSORY NOTE

US$10,000,000.00	August 31, 2020

FOR VALUE RECEIVED, Aeolus Robotics Corporation, a Cayman Islands company (the “Company”) unconditionally promises to pay to the order of GigaMedia Limited, a Singapore company (the “Holder”), the principal sum of ten million U.S. dollars (US$10,000,000.00) (the “Principal Amount”), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with the Interest (as defined below) from the date of this convertible note (the “Note”) on the unpaid principal balance until the Principal Amount is paid in accordance with Section 3 hereof (or converted, as provided in Section 4 hereof).

This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated August 31, 2020, (the “Purchase Agreement”) by and among the Company Parties and the Holder, and the resolutions of the board of directors and shareholders of the Company passed on or about the same date, and is subject to the provisions thereof. Any capitalized term used but not defined herein shall have such meaning ascribed to them in the Purchase Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.Interest.  Subject to Section 4 hereof, the interest (the “Interest”) shall accrue from the date of the Note on the unpaid Principal Amount at a rate of two percent (2%) on an annual non-compound basis, computed on the basis of actual calendar days elapsed and a year of 365 days, subject to the terms and conditions of this Note.

2.Maturity and Extension.  The Principal Amount plus all accrued and unpaid Interest thereon shall be due and payable on the day which is twenty-four (24) months from the date hereof (the “Original Maturity Date”), except and to the extent all or a portion of this Note shall have been previously repaid, redeemed or converted pursuant to Sections 3 and 4 hereof.  The Original Maturity Date may be extended for an additional twelve (12) months by the Company at its sole discretion by giving written notice to the Holder at least thirty (30) days prior to the Original Maturity Date (the last day of such extended period of the Note is referred to as the “Extended Maturity Date.”)  (The Extended Maturity Date together with the Original Maturity Date shall be collectively referred to as the “Maturity Date.”)

3.	Repayments.

(a)Form of Payment.  All payments of Principal Amount and Interest (other than payment by way of conversion) shall be made in U.S. dollars to the Holder and be remitted to the bank account specified by Holder in a written notice delivered to the Company.

(b)Repayment.  Except for the portion of the Principal Amount which has been converted into Conversion Shares (as defined below), the total outstanding Principal Amount of the Note plus all accrued and unpaid Interest thereon shall be due and payable upon the date that is the earlier of: (i) the Maturity Date; or (ii) upon the occurrence of an Event of Default (as defined below)., or (iii) upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Fourth Amended and Restated Memorandum and Articles of Association).

(c)Prepayment.  Subject to providing a prior written notice to the Holder (the “Prepayment Notice”) of at least sixty (60) days (the “Prepayment Notice Period”) and the Holder’s right to convert this Note as prescribed in Section 4 hereof, the Company may redeem all or a portion of this Note at any time before the Maturity Date, upon the payment of the all or a portion of outstanding Principal Amount and Interest under the Note.

4.Conversion Rights.  Subject to the terms and conditions of the Notes, all or a portion of the Principal Amount under the Note may be convertible into, where applicable and as further detailed herein, ordinary shares (the “Ordinary Shares”) or the Preferred Shares (as defined below) of the Company, which shall be fully paid and nonassessable, and shall have the same characters, rights and privileges of ordinary shares or the preferred shares as provided in the Amended and Restated Memorandum and Articles of Association of the Company (the converted Ordinary Shares and/or Preferred Shares are referred to as “Conversion Shares”).  For the avoidance of doubt, in the event that any portion of the Principal Amount is converted into the Conversion Shares, all the Interest accrued but unpaid on such portion of Principal Amount shall be waived.

(a)Automatic Conversion.  This Note shall automatically be converted into Ordinary Shares at the conversion price of three U.S. dollars (US$3.00) per share (the “Conversion Price”) upon the date of filing formal application of a Qualified IPO (as defined in the Company’s Fourth Amended and Restated Memorandum and Articles of Association) or an earlier date as reasonably requested by the lead underwriter(s) of such Qualified IPO, which occurs on or before the Maturity Date.

(b)Optional Conversion.

(i)Qualified Financing.  Except and to the extent prepaid or converted earlier pursuant to Sections 3 or 4 hereof, in the nearest next round equity financing on or before the Maturity Date where the Company contemplates to issue and sell any preferred shares of the Company to any third party (the “Qualified Financing”; for the avoidance of doubt, the Qualified Financing shall in no event include the Company’s issuance and sale of further Series A Preferred Shares and A-NDC Preferred Shares), at the option and discretion of the Holder, the Holder may elect to convert all or any part of the Principal Amount of this Note into the preferred shares to be issued at such Qualified Financing (the “Preferred Shares”), among which (i) twenty percent (20%) of such outstanding Principal Amount shall be converted at a conversion price equal to ninety percent (90%) of the purchase price offered to the investors in such Qualified Financing, and (ii) eighty percent (80%) of such outstanding Principal Amount shall be converted at a conversion price equal to one hundred percent (100%) of the purchase price offered to the investors in such Qualified Financing.

(ii)Option upon Prepayment.  At any time before the Maturity Date, if the Holder receives a Prepayment Notice from the Company, at the Holder’s option and discretion, all or a portion of the outstanding Principal Amount under this Note may be converted into Ordinary Shares at the Conversion Price, provided that the Holder shall give prior written notice to the Company before the end of the Prepayment Notice Period, and that such amount to be converted by the Holder shall be no greater than the prepayment amount specified in the Prepayment Notice.

(iii)Option upon Deemed Liquidation Event.  At any time before the Maturity Date, the Company shall give the Holder a written notice within seven (7) days after the board of directors of the Company resolves to enter into any Deemed Liquidation Event, and at the Holder’s option and discretion, all or a portion of the outstanding Principal Amount under this Note may be converted into Ordinary Shares at the Conversion Price, provided that (a) a written notice is given to the Company by the Holder within twenty-one (21) days after it receives said notice from the Company of such Deemed Liquidation Event, and (b) the conversion shall take place on or immediately before the closing of such Deemed Liquidation Event.

(iv)Option upon Maturity.  On the Original Maturity Date or, if the Original Maturity Date is extended by the Company pursuant to Section 2 hereof, on the Extended Maturity Date, at the Holder’s option and discretion, if the Note remains outstanding, all or a portion of the outstanding Principal Amount under the Note may be converted into Ordinary Shares at the Conversion Price, provided that a prior written notice of at least thirty (30) days is given to the Company by the Holder.

(c)Conversion Price Adjustment. If the Company, at any time while this Note is outstanding: (A) pays a dividend or otherwise makes a distribution in shares of the Company or any securities of any Group Company which entitle the holder thereof to acquire the shares of the Company; or (B) conducts a share split, reverse share split or similar event, then the Conversion Price shall be appropriately adjusted.

(d)Conversion Process. If the Holder decides to exercise the conversion rights hereunder, the Holder shall send a written conversion request notice to the Company during the applicable notice period pursuant to Section 4(b) hereof.  The Company shall take all necessary and appropriate actions as promptly as possible to convert the applicable portion of the outstanding Principal Amount owing under this Note into the Conversion Shares.  Upon such conversion, the Holder shall surrender this Note to the Company.

(e)Issuance of Certificates.  As soon as is reasonably practicable after a conversion has been effected, the Company shall deliver to Holder a certificate or certificates representing the number of the Conversion Shares (excluding any fractional share) issuable by reason of such conversion.

(f)Issuance Costs.  The issuance of certificate(s) for shares of capital stock issuable upon conversion of this Note shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of capital stock.  Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(g)No Fractional Shares.  If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

(h)Documents.  The conversions under this Section 4 shall be made in accordance with the terms and conditions set forth in the share subscription agreement and other documents in relation to the subscription (the “Conversion Documents”), including but without limitations to the shareholders’ agreement and the amended and restated memorandum and articles of association of the Company to be provided by the Company upon the conversion, where applicable. In connection with the conversions under this Section 4, the Holder agrees to execute and deliver to the Company any Conversion Documents reasonably requested by the Company.  In the event of conversion pursuant to Section 4(b)(i) hereof, the Holder agrees to execute and deliver to the Company any documents reasonably requested by the Company in substantially the same form to be executed by the investors in the Qualified Financing.

(i)Compliance with Laws and Regulations.  The Company shall take all such actions as may be necessary to assure that all Conversion Shares issued upon conversion pursuant hereto may be so issued without violation of any applicable law or governmental regulation or any requirement of any domestic securities exchange upon which such shares of capital stock may be listed.

(j)Termination of Rights. All rights with respect to this Note shall terminate upon the valid issuance of the Conversion Shares credited as paid up in full upon the conversions pursuant to this Section 4, whether or not this Note has been surrendered and whether or not all share subscription, shareholders’ agreement, or other agreements have been executed and delivered by the Holder to the Company.

(k)Conditions to Conversion.  The conversion of the Note pursuant to this Section 4 shall be subject to both the Company and the Holder obtaining all permits, authorizations, approvals or consents of, notice to or registration with any governmental authority or regulatory body or other person in relation to transactions contemplated under or as required by the Note and applicable laws.  Each Party agrees to provide necessary assistance to the other Party for it to obtain from the relevant governmental and regulatory authority the approvals required to convert the Note into the Conversion Shares at the other Party’s reasonable request.  In the event that the approvals cannot be obtained, the Holder may assign the Note and its rights and obligations hereunder to a third party acceptable to and agreed by the Company, provided that the Company may not unreasonably withhold its consent.

5.Default.

(a)Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i)the default by the Company in the payment of the aggregate Principal Amount and Interest when due and payable and such failure continues for a period of five (5) days;

(ii)a material breach by any of the Company Parties of its representations, warranties, obligations or covenants contained in the Purchase Agreement or a material breach by Company of the terms of this Note, which if capable of remedy has not been remedied within ten (10) days of written notice to the Company of such breach;

(iii)a Liquidation Event (as defined in the Company’s Fourth Amended and Restated Memorandum and Articles of Association); or

(iv)the commencement of the bankruptcy proceedings against the Company.

(b)Consequences of Events of Default.  If any Event of Default occurs before Maturity Date for any reason, whether voluntary or involuntary, and be continuing, the Company shall notify Holder in writing within five (5) days after learning of an Event of Default.  Upon the occurrence or existence of any Event of Default and at any time thereafter, all outstanding Principal Amount and Interest will become immediately due and payable by the Company to the Holder.

6.Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if the Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the Principal Amount owing hereunder, or if such excessive interest exceeds the unpaid balance of the Principal Amount, such excess shall be refunded to the Company.

7.Priority.  The Note shall rank pari passu, without preference or priority of any kind over, with all other present and future unsubordinated and unsecured senior indebtedness of the Company.

8.Amendment and Waiver.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written agreement of the Company and the Holder.

9.Notices.  All notices, requests, waivers and other communications made pursuant to this Note shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

if to the Company:

Address:	4th Floor, No 168, Ruiguang Road,
Neihu District, Taipei 114
Taiwan
Attention:	Elaine Chen

if to the Purchaser:

Address:	8th Floor, No. 22, Lane 407, Section 2, Tiding Boulevard
Neihu District, Taipei 114
Taiwan
Attention:	Jack Wang

10.Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.Transferability.  Unless otherwise agreed by the Company in writing, except as expressly permitted pursuant to Section 4(k), the Holder may not sell, transfer, assign, dispose of, realize, create any encumbrance over any part of the Note or enter into any agreement that will directly or indirectly constitute or be deemed as selling, transferring, assigning, disposing of, realizing, or creating any encumbrance over any part of the Note.

12.Governing Law; Dispute Resolutions.  This Note is to be construed in accordance with and governed by the laws of the Republic of China. Any unresolved controversy or claim arising out of or relating to this Agreement or the Note shall be submitted to the exclusive jurisdiction of Taipei District Court, Taiwan for the first instance. The non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

13.Time of Essence.  Time is of the essence of this Note.

14.Purchase Agreement.  This Note incorporates by reference all the terms of the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first above written.

Company:

Aeolus Robotics Corporation

By:	/s/ TSUN-YIE, HUANG
Name:	TSUN-YIE, HUANG
Title:	DIRECTOR

[Signature page to convertible PROMISSORY note]

EXHIBIT B

REPRESENTATIONS AND WARRANTIES OF THE company PARTIES

Except as set forth in the disclosure letter as per Exhibit C attached hereto (the “Disclosure Letter”) and unless otherwise provided herein, the Company Parties hereby jointly and severally represent, warrant and covenant to the Purchaser as of the date hereof and as of the Closing, where applicable, as set forth below.

1.Corporate Power.  The Company presently has, and as of the Closing will have, full legal right, power and capacity and all necessary consents, approvals and authorizations, whether corporate, shareholder, governmental or otherwise, as may be required to execute and deliver this Agreement, the Note and other documents in relation to the transactions contemplated hereunder (the “Transaction Documents”), and the Fourth Amended Memorandum and Articles of Association of the Company (the “Company Articles”), to issue and sell the Note to the Purchaser pursuant to the Agreement and the Note in the manner contemplated hereby and to carry out the provisions of the Transaction Documents and the Company Articles.

2.Organization, Good Standing and Qualification.  Each of the Company, the Subsidiaries and their present affiliates (each an “Affiliate”) (Company, Subsidiaries and Affiliates, each a “Group Company” and collectively, the “Group Companies”) is duly incorporated, validly existing and in good standing (or has equivalent status in the relevant jurisdiction) under the laws of the place of its incorporation.  Each of the Group Companies and is qualified and is authorized to do business as a foreign corporation in all jurisdictions where the failure to be so qualified and/or authorized would have a material adverse effect on the business, the assets, liabilities, financial condition, operation or prospects of such Group Company (“Material Adverse Effect”).

(i)As of the Closing, save for the Subsidiaries, the Company does not have any other subsidiary. The Company does not hold any interest or voting rights or exercise any control in any other entity, partnership or joint venture.

(ii)Each Group Company has all requisite corporate power and authority to own and operate its properties and assets.

(iii)Each Group Company has kept all of its corporate records updated, accurate and complete, and has made all necessary filings on time in compliance with the respective laws of the country of its incorporation.

(iv)Except that the Company is contemplating an internal reorganization transaction, after which Aeolus Robotics Asia Limited and Aeolus Robotics Corporation Limited will cease their respective existence, none of the Group Companies is in liquidation or in insolvency reorganization, or has taken any steps to enter into liquidation, insolvency reorganization, or suspend its business; no application has been made for liquidating or reorganizing any of the Group Companies or to suspend its business and there are no grounds on which an application could be based for liquidation or insolvency reorganization of the same or suspension of its business.

(v)The Company has provided to the Purchaser certified true copies of each Group Company’s (where applicable) memorandum of association and articles of association or other constitutional documents, register of members, and the register of directors (collectively the “Fundamental Documents”).  To the knowledge of the Company Parties, the copies of the Fundamental Documents are true, correct, complete and not misleading, and they have not been amended throughout the Closing.  To the knowledge of the Company Parties, each Group Company has complied with its Fundamental Documents in all respects, and none of its activities, agreements, commitments or rights is ultra vires or unauthorized.

(vi)No Group Company has any bank loans.  For the purpose of this Agreement, “bank loans” shall mean the loans owed by a Group Company to banks with mortgages and/or pledges on the assets owned by the Group Company.

3.Capitalization.

(i)Immediately prior to the Closing, the authorized share capital of the Company is US$52,160.00 divided into 521,600,000 shares of US$0.0001 par value each comprising: (i) US$46,090.00 divided into 460,900,000 Ordinary Shares (as defined in the Company’s Articles) and of US$0.0001 par value each, (ii) US$5,910.00 divided into 59,100,000 Series A Preferred Shares (as defined in the Company’s Articles) of US$0.0001 par value each, and (iii) US$160.00 divided into 1,600,000 Series A-NDC Preferred Shares (as defined in the Company’s Articles) of US$0.0001 par value each.

(ii)The Company will issue 5,456,250 Ordinary Shares for certain employee share options under the employee share option plan adopted by the board of directors of the Company.

4.Enforceability.  The Transaction Documents, when executed and delivered by the Company Parties, shall be duly and validly executed and delivered by the Company Parties and shall be the Company Parties’ legally binding obligations enforceable against the Company Parties in accordance with their terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors’ rights and remedies generally, and as enforcement may be limited by equitable principles of general applicability.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of the Transaction Documents, the adoption of the Company Articles, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Conversion Shares pursuant to the Agreement, the Note and the Company Articles and applicable laws has been taken or shall be taken prior to the Closing or relevant applicable conversion.

5.Offering.  Provided that the representations and warranties made by the Purchaser herein are complete, true and accurate, then the offer, issuance, sale and conversion (as applicable) of the Note and the Conversion Shares pursuant to this Agreement is exempt from the registration requirements of the Securities and Exchange Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable securities laws.

6.Intellectual Property Rights.

(i)The copyrights, patents, trademarks, licenses, trade secrets, mask works, service names, trade names, designs, know-how or other proprietary rights (whether registered or not) and all pending applications therefor (the “Intellectual Properties”) that are required or likely to be required by or useful or likely to be useful to the Group Companies’ business and operations, as now conducted or presently proposed to be conducted, are (a) legally and beneficially vested in the Group Companies and without any infringement of the rights of others, (b) valid and enforceable, (c) not being infringed or attached or opposed by any person, and (d) not subject to any license or authority of any other person.

(ii)The products and services dealt with by the Group Companies do not use or embody any Intellectual Property other than (a) those belonging to the Group Companies above, or (b) those in respect of which licenses have been obtained on commercially usual terms and are currently in force.  In addition, none of the products and services infringes the right of any third party’s Intellectual Properties, and to the knowledge of the Company Parties, no claims have been made and no applications for such claims are pending.

(iii)The Group Companies have taken all necessary and appropriate security measures to protect the secrecy, confidentiality and value of the Group Companies’ Intellectual Properties.

(iv)None of the Group Companies has utilized or proposes to utilize any Intellectual Property of any of their employees (or people it currently intends to hire) made prior to his or her employment by such Group Company except for such Intellectual Property that has been assigned or licensed to the Group Company.

(v)There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company relating to any Group Company’s Intellectual Properties, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Intellectual Properties of any other person.

7.Compliance with Other Instruments.  To the knowledge of the Company, each Group Company is not in violation or default of any term of the Company Articles, the Fundamental Documents, bylaws, or any other constitutional documents of such Group Company, except for immaterial noncompliance that in the aggregate are not material to the Group Companies taken as a whole. None of the Group Companies is in violation of any provision of any mortgage, indenture, agreement, instrument or contract to which such Group Company is a party or by which it or its assets are bound or of any judgment, decree, order or writ.  The execution, delivery, and performance of and compliance with the Transaction Documents, the Company Articles and the issuance, sale and conversion (as applicable) of the Note and the Conversion Shares pursuant to the Transaction Documents and the Company Articles, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Group Companies or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to any Group Company, its business or operations or any of its assets or properties.

8.Agreements.

(i)There are no agreements, understandings, instruments, contracts, proposed transactions or judgments or orders, in each case, to which any Group Company is a party or by which it is bound which (a) may involve obligations (contingent or otherwise) of, or payments by, any Group Company in excess of US$1,000,000, (b) which are otherwise material and not entered into in the ordinary course of business, (c) are not cancelable by such Group Company without penalty on less than ninety (90)-day notice and are not entered into in any Group Company’s ordinary course of business, (d) which contain covenants directly or explicitly limiting the freedom of any Group Company to compete in any line of business or with any person, (e) is an indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement in the amount exceeding US$1,000,000, other than inter-company loans and agreements and the Transaction Documents, or (f) contain provisions restricting or affecting the indemnification by any Group Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business).

(ii)All of the contracts, agreements and instruments to which any Group Company is a party, are valid, binding and in full force and effect and constitute legal, valid and binding obligations of such Group Company, as the case may be, and of the other parties, and are enforceable subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  None of the Group Companies, nor any other party is in material default in complying with any provision of any such contract, agreement or instrument, and no condition of facts exist which, with notice, lapse of time or both, would constitute a default thereunder on the part of the Group Companies.  None of the Company Parties has knowledge of any notice or threat to terminate any such contracts, agreements or instruments.

(iii)Except for inter-company loans and the required and necessary costs and expenses for the transactions contemplated hereunder, the Group Companies have not (A) incurred or guaranteed any indebtedness for money borrowed or any other liabilities exceeding the amount of US$1,000,000, or (B) made any loans or advances to any person.

(iv)No Group Company is a party to any material written or oral contract which is not made in the ordinary course of business and on arm’s length terms.

9.Compliance with Laws.  The Group Companies are not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of their business or the ownership of their properties, except as would not have a Material Adverse Effect.  No permits are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Transaction Documents and the issuance of the Note or the Conversion Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after Closing, as will be filed in a timely manner.  The Group Companies have all franchises, permits, licenses and any similar authority necessary for the conduct of their business as now being conducted by them (“Permits”), the lack of which could have a Material Adverse Effect, and all such Permits are valid and in full force and effect.  No Permit is subject to termination as a result of the execution of the Transaction Documents or consummation of the transactions contemplated therein.

10.Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Company Parties, currently threatened (i) against any Group Company, or any officer or director of any Group Company;

or (ii) that questions the validity of the Transaction Documents or the right of any Group Company to enter into the Transaction Documents, or to consummate the transactions contemplated hereunder; or (iii) that might result, either individually or in the aggregate, in a Material Adverse Effect, financially or otherwise, or any change in the current equity ownership of any Group Company.  The Company is not aware of any basis for the foregoing.  To the knowledge of the Company Parties, none of the Group Companies is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority.  To the knowledge of the Company Parties, there is no action, suit, proceeding or investigation by any Group Companies currently pending or which any Group Company intends to initiate.

11.Financial Statements.  The Company has delivered to the Purchaser (i) an unaudited consolidated balance sheet and profit and loss sheet of the Company and the Subsidiaries for the financial year ended December 31, 2019, and (ii) an unaudited consolidated balance sheet and profit and loss sheet of the Company and Subsidiaries as of April 30, 2020 (collectively, the “Financial Statements”). Such Financial Statements: (a) are in accordance with the books and records of each Group Company, which are complete and correct and have been maintained in accordance with reasonable business practices for companies similar to each Group Company , respectively; (b) are true, correct and complete and present fairly the financial condition of the Company and Subsidiaries at the date or dates therein indicated and the results of operations for the period or periods therein specified, respectively, and (c) have been prepared in accordance with Enterprise Accounting Standards (企業會計準則) applied on a consistent basis.  Since April 30, 2020, there has been no change in the assets, liabilities, financial condition or operations of the Group Companies from that reflected in the Financial Statements, except for NT$60,000,000 provided by the National Development Fund in exchange of 1,600,000 Series A-NDC Preferred Shares and changes arising out of the ordinary course of business which, either in any case or in the aggregate, have not been adverse in any respect.  Full provision or reserve has been made in the Financial Statements for all Taxation (deferred or otherwise) liable to be assessed on the Group Companies and all Taxation which has been assessed has been fully paid.  Each Group Company has paid all the necessary Taxation in compliance with any law, rule, regulation or government policy to which it is subject.  For the purpose of this Agreement, “Taxation” includes all form of taxation in the Cayman Islands, Hong Kong, the US, the Republic of China or elsewhere in the world, past, present and future (including, without limitation, gift tax, securities transaction tax, capital gains tax, income tax, estate duty, stamp duty, goods and services tax, customs and other import or export duties) and all other statutory, governmental or state impositions, duties and levies and all penalties, charges, costs and interest relating to any notice, demand, assessment, letter or other document issued or action taken by any revenue or taxation authority or other statutory or governmental authority, body or official whosoever whereby the Group Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

12.Employment Matters.  To the knowledge of the Company Parties, none of the Group Companies’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business.  The Group Companies are not delinquent in payments to any of their employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed by them as of the Closing or amounts required to be reimbursed to such employees, consultants or independent contractors, in all material respects. The Group Companies have complied in all material respects with all applicable equal employment opportunity laws and with other laws related to employment, including those related to pensions, wages, hours, worker classification and collective bargaining.  No Group Company has any collective bargaining agreements with any of its employees.  The existing employment contracts with each of the employees of each Group Company impose non-disclosure obligations on the employees to maintain the confidentiality of the confidential and/or proprietary information of the Group Company.  Neither any Group Company nor any of its shareholders, employees or directors has solicited any employee to leave his or her previous employment in breach of any applicable laws or which may give rise to any tortious, contractual or criminal liability.

13.Material Adverse Effects.  No other event or circumstance is outstanding which constitutes a default or termination right under any other agreement or instrument which is binding on the Group Companies or to which the Group Companies’ assets are subject which might have a Material Adverse Effect.

14.No Brokers or Finders.  No person has or will have, as a result of the transactions contemplated by the Transaction Documents, any right, interest or claim against or upon any Group Company for any commission, fee or other compensation as a finder or broker.

15.Corrupt Business Practices.  The Group Companies, their respective directors, employees, agents and their consultants and each other person acting for, or on behalf of, the Group Companies, has complied with Part 2, Chapter Four of the R.O.C. Criminal Code, the R.O.C. Statute of Punishment of Corruption, the Bribery Act of the United Kingdom of Great Britain and Northern Ireland, the U.S. Foreign Corrupt Practices Act of 1977, and any other law (broadly defined) intended to prevent or deter bribery or corrupt business practices, to the extent such laws are applicable to them (collectively the “Anticorruption Laws”). The Group Companies are not under investigation with respect to, and have not been given notice of, any violation of any Anticorruption Laws applicable to the business of the Group Companies, as presently conducted or as has been conducted.  Neither the Group Companies nor any officer, director, supervisor, agent or employee purporting to act on behalf of the Group Companies or any other related party has at any time, directly or indirectly:

(i)made, provided or paid any unlawful contributions, gifts, entertainment or other unlawful expenses to any candidate for political office, or failed to disclose fully any such contributions in violation of any applicable laws;

(ii)made any payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable Anticorruption Laws;

(iii)made any payment to any agent, employee, officer or director of any entity with which any Group Company or any other related party does business for the purpose of influencing such agent, employee, officer, supervisor or director to do business with the Group Companies;

(iv)engaged in any transactions, maintained any bank account or used any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Group Companies;

(v)violated any provision of the Anticorruption Laws; or

(vi)made any payment in the nature of criminal bribery or any other unlawful payment.

16.Title to Properties and Assets.  Each Group Company has good and marketable title to, and legally and beneficially owns or has valid leasehold interests or rights to use, all its property and assets, free and clear of all mortgages, liens, loans and encumbrances, except for liens for Taxation, assessments or other governmental charges or levies not yet due, and statutory liens for landlords, carriers, warehousemen, mechanics and other liens imposed by law created in the ordinary course of business of the Group Company consistent with past practices for amounts not yet due.

17.No Contingent Liabilities.  No Group Company has given any guarantee, indemnity or suretyship for principal amounts recoverable exceeding that stated in the last audited accounts (if any) of such Group Company.

[The remainder is intentionally left blank.]

EXHIBIT C

Disclosure Schedule OF the Company

Section 8.1.(a)

(1)	Engagement Agreement by and between Aeolus Robotics Corporation and Titan Capital Asia (HK) Limited dated March 6, 2020.
(2)	Engagement Agreement by and between Aeolus Robotics Corporation and GCA Taiwan Co., Ltd. dated December 2019.

C-1

EXHIBIT D

SCHEDULE OF SUBSIDIARIES

1.	Aeolus Robotics Corporation, a company incorporated in the State of Samoa
2.	Aeolus Robotics Asia Limited (HK), a company incorporated in the Hong Kong Special Administrative Region of the People's Republic of China
3.	Aeolus Robotics, Inc., a company incorporated in the State of Delaware
4.	Aeolus Robotics Corporation Limited, a company incorporated in the Hong Kong Special Administrative Region of the People's Republic of China (including its Taiwan Branch, 香港商睿智通有限公司台灣分公司)
5.	Aeolus Robotics Japan Limited, a company incorporated in Japan